Exhibit 99.1

Tel-Instrument (“TIK”) Announces New Army IDIQ Contract for the T-47N Test Set with a $600,000 Initial Delivery Order

CARLSTADT, N.J.--(BUSINESS WIRE)--February 19, 2010--Tel-Instrument Electronics Corp (NYSE-AMEX: “TIK”) is pleased to announce that it received today a five year IDIQ (indefinite-delivery/indefinite-quantity) contract from the U.S. Army for up to 235 T-47N test sets with a maximum contract value of approximately $4 million. The initial delivery order on this IDIQ contract is for 35 test sets with a contract value of approximately $600,000. It is expected that all 35 units will be shipped in the current fiscal quarter. This information is in addition to the information provided in press release issued on February 17th.

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company's stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600